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                                                                   Exhibit 10.13

                            STOCK PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 21, 1994

                                     AMONG

                                 AV ALARM, INC.

                          AUSTIN VENTURES III-A, L.P.,

                          AUSTIN VENTURES III-B, L.P.,

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   Authorization of the Preferred Stock......................................1

2.   Purchase and Sale: Closings...............................................1
     2A.   Purchase and Sale of Preferred Stock................................1
     2B.   The Closings........................................................2

3.   Conditions to Each Purchaser's Obligations at a Closing...................2
     3A.   Representations, Warranties and Covenants...........................3
     3B.   Inspection of Property..............................................3
     3C.   No Adverse Changes..................................................3
     3D.   Amendment to Articles of Incorporation: Articles of Amendment.......3
     3E.   Acquisition of the Assets...........................................3
     3F.   Shareholders Agreement..............................................3
     3G.   Registration Agreement..............................................3
     3H.   Employment Agreement................................................3
     3I.   Proprietary Information Agreements..................................4
     3J.   Indemnification Agreements..........................................4
     3K.   Life Insurance......................................................4
     3L.   Adoption of 1994 Stock Option Plan..................................4
     3M.   Financing Commitment................................................4
     3N.   Sale of Preferred Stock to Each Purchaser...........................4
     3O.   Consents: Regulatory Approvals......................................4
     3P.   Payment of Fees and Expenses........................................5
     3Q.   Proceedings and Documents...........................................5
     3R.   Closing Documents...................................................5
     3S.   Waiver of Conditions................................................5

4.   Covenants.................................................................5
     4A.   Financial Statements and Other Information..........................5
     4B.   Information and Inspection..........................................7
     4C.   Affirmative Covenants...............................................7
     4D.   Negative Covenants..................................................8
     4E.   Compliance with Agreements..........................................9
     4F.   Indemnification....................................................10
     4G.   Brokerage..........................................................10
     4H.   Reservation of Common Stock........................................10

5.   Representations and Warranties of the Company............................10
     5A.   Organization and Power.............................................10
     5B.   Capitalization of the Company......................................11
     5C.   Projections........................................................11
     5D.   Assets.............................................................11
     5E.   Government Approvals...............................................11

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     5F.   Other Agreements...................................................11
     5G.   Brokers............................................................12
     5H.   Disclosure.........................................................12

6.   Definitions..............................................................12
     Affiliate................................................................12
     Board of Directors.......................................................12
     Articles of Amendment....................................................12
     Common Stock.............................................................12
     Equity Securities........................................................12
     Lien.....................................................................12
     Person...................................................................12
     Purchaser Director.......................................................12
     Qualified Public Offering................................................12
     Securities Act...........................................................13
     Subsidiary...............................................................13
     Underlying Common Stock..................................................13

7.   Miscellaneous............................................................13
     7A.   Expenses; Fees.....................................................13
     7B.   Remedies; Waivers..................................................13
     7C.   Purchasers' Investment Representations.............................14
     7D.   Confidentiality....................................................14
     7E.   Amendments; Consent................................................15
     7F.   Survival of Representations and Warranties.........................15
     7G.   Successors and Assigns.............................................15
     7H.   Severability.......................................................15
     7I.   Descriptive Headings...............................................16
     7J.   Notices............................................................16
     7K.   Governing Law......................................................16
     7L.   Further Assurances.................................................16
     7M.   Understanding Among the Purchasers.................................16
     7N.   Other Interests....................................................17
     7O.   Counterparts.......................................................17
     7P.   Contractual Preemptive Rights......................................17

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Exhibit 3D   Articles of Amendment
Exhibit 3F   Shareholders Agreement
Exhibit 3G   Co-Sale Agreement
Exhibit 3H   Registration Agreement
Exhibit 3I   Affiliate Registration Agreement
Exhibit 3J   Employment Agreement
Exhibit 3K   Proprietary Information Agreement
Exhibit 3L   Indemnification Agreement
Exhibit 3P   Opinion of Glast, Phillips & Murray
Exhibit 5A   Exceptions to Organization and Power
Exhibit 5B   Capitalization of the Company
Exhibit 5C   Projections of the Company
Exhibit 5D   Assets
Exhibit 5E   Consents Not Obtained

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                                                                  DRAFT 10/20/94

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is entered into as of October 21, 1994 among AV Alarm, Inc., a Texas corporation (the "Company"), Austin Ventures rU-A, L.Po, a Delaware limited partnership ("Austin A"), Austin Ventures rU-B, L.P., a Delaware limited partnership ("Austin B")(Austin A and Austin B are sometimes collectively referred to as "Austin Ventures") and as the "Purchasers" and individually as a "Purchaser").

                                    Recitals:

     The Company has entered into an Asset Purchase Agreement dated October 21, 1994 (the "Asset Purchase Agreement") with My Alarm, Inc., an Iowa corporation (the "Seller"), pursuant to which the Seller has agreed to sell to the Company and the Company has agreed to acquire from the Seller, substantially all of the assets of the Seller (the "Assets") used or useful in connection with the Seller's security alarm monitoring services business (the "Business"). Concurrently with the acquisition of the Assets by the Company, the Company desires to issue and sell to the Purchasers and the Purchasers desire to purchase from the Company, 2,000,000 shares of its Series A Convertible Preferred Stock, $.01 par value (the "Preferred Stock"). The Purchasers, at their option, may purchase up to 2,000,000 additional shares of Preferred Stock. The Preferred Stock will be issued and sold upon the terms and subject to the conditions of this Agreement.

     The parties agree as follows:

     1. Authorization of the Preferred Stock. The Company will authorize the issuance and sale to the Purchasers of up to 4,000,000 shares of Preferred Stock upon the terms and subject to the conditions of this Agreement. The Company will reserve a sufficient number of shares of Common Stock, $.01 par value, of the Company (the "Common Stock"), for issuance upon conversion of the Preferred Stock.

     2. Purchase and Sale: Closings.

     2A. Purchase and Sale of Preferred Stock. Subject to the terms and conditions of and in reliance upon the representations, warranties and covenants contained in this Agreement:

               (i) At the First Closing (as defmed below), the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate 2,000,000 shares of Preferred Stock at a purchase price of $1400 per share, with each Purchaser purchasing the number of shares of Preferred Stock indicated on the attached Schedule of Purchasers to be purchased by such Purchaser at the First Closing; and

               (ii) The Purchasers, in their sole discretion, may elect to purchase up to an aggregate of 2,000,000 additional shares of Preferred Stock by giving written notice (the "Notice of Election") to the Company of such election not later than 365 days after the First Closing setting forth the number of shares of Preferred Stock (not to exceed 2,000,000 shares) to be purchased and the date selected by the Purchasers (not later than 15 days after the date of the Notice of Election) for each Subsequent Closing (as defined

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     below). At each Subsequent Closing, the Company shall issue and sell to the
     Purchasers, and the Purchaser shall purchase from the Company, the aggregate number of shares of Preferred Stock specified in the Notice of Election to be purchased by the Purchasers at each Subsequent Closing at a purchase price of $1.00 per share, with each Purchaser purchasing the number of shares of Preferred Stock indicated in the Notice of Election to be purchased by such Purchaser at each Subsequent Closing.

     2B. The Closings.

               (i) An initial closing of the issuance, sale and purchase of 2,000,000 shares of Preferred Stock (the "First Closing") shall take place on October 21, 1994.

               (ii) One or more subsequent closings of the issuance, sale and purchase. of Preferred Stock (each a "Subsequent Closing") shall take place at 10:00 a.m. on the date specified by the Purchasers in the Notice of Election. The First Closing and each Subsequent Closing are each referred to as a "Closing."

               (iii) At each Closing, the Company will issue, sell and deliver to each Purchaser the number of shares of Preferred Stock indicated on the Schedule of Purchasers or the Notice of Election, as applicable, to be purchased by such Purchaser at such Closing and such Purchaser will pay to the Company the purchase price for such shares as provided in paragraph 2A.

               (iv) Each Closing shall be held at the offices of Jenkens & Gilchrist, 2200 One American Center, 600 Congress Avenue, Austin, Texas at 10:00 a.m. on the date specified for such Closing, or at such other place or such other time or date as the Company and the Purchasers purchasing Preferred Stock at such Closing may agree in writing.

               (v) Payments to be made by the Purchasers at each Closing shall be made to the Company by cashiers or certified check or by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchasers by the Company prior to such Closing; provided, however, that at the First Closing Austin Ventures shall surrender to the Company 10,000 shares of Common Stock registered in the name of Austin Ventures and the promissory note of the Company dated September 1, 1994 in the original principal amount of $509,000 payable to the order of Austin Ventures and the promissory note of the Company dated October 4, 1994 in the original principal amount of $125,000 (collectively, the "Bridge Notes"), and the outstanding principal balance of the Bridge Notes at the First Closing Date and the original purchase price paid for the 10,000 shares of Common Stock to be surrendered shall be credited to the purchase price for the shares of Preferred Stock to be purchased by Austin Ventures at the First Closing. Accrued interest under the Bridge Notes shall be payable in cash to Austin Ventures at the First Closing.

     3. Conditions to Each Purchaser's Obligations at a Closing. The obligation of each Purchaser to purchase and pay for the Preferred Stock at a Closing is subject to the satisfaction at or prior to such Closing of each of the following conditions:

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     3A. Representations, Warranties and Covenants. The representations and warranties of the Company contained in part S hereof shall be true and correct at and as of such Closing as though then made. In addition, the Company shall have performed all covenants contained herein required to be performed by it prior to such Closing.

     3B. Inspection of Property. The Seller and the Company shall have permitted representatives of the Purchasers to visit and inspect the premises and examine the corporate and financial records of the Seller and the Company, and make copies thereof, and discuss the Business and financial affairs and prospects of the Seller and the Company with their respective directors, officers, key employees and independent accountants of the Seller and the Company,. provided that each Purchaser agrees to protect the confidentiality of information furnished to it by the Seller and the Company as provided in paragraph 7D hereof.

     3C. No Adverse Changes. Prior to the Closing, no change shall have occurred or be anticipated as reasonably likely to occur in the condition (financial or otherwise), properties, proposed operations, management, potential competition or any other matter affecting the Seller or the Company or their respective prospects, which, in the opinion of such Purchaser, in its sole and absolute discretion, is or could be materially adverse.

     3D. Amendment to Articles of Incorporation: Articles of Amendment. Except as a result of the filing of the Articles of Amendment, the articles of incorporation of the Company shall not have been amended. The Articles of Amendment in the form of Exhibit 3D shall have been filed with the Secretary of State of Texas and shall have become and remain effective.

     3E. Acquisition of the Assets. Concurrently with the First Closing, the Company shall have completed the acquisition of the Assets pursuant to the terms of the Asset Purchase Agreement, and the Assets shall be owned and held by the Company.

     3F. Shareholders Agreement. The Company, the Seller, James R. Hull ("Hull"), Robert Sherman ("Sherman") and Heath Malone ("Malone") and each Purchaser shall have entered into an agreement (the "Shareholders Agreement") in the form attached as Exhibit 3F, and the Shareholders Agreement shall be in full force and effect. The Purchaser Directors shall have been elected to the Board of Directors pursuant to the Shareholders Agreement, effective immediately upon the Closing.

     3G. Registration Agreement. The Company and each Purchaser shall have entered into an agreement (the "Registration Agreement") in the form attached as
Exhibit 3G, and the Registration Agreement shall be in full force and effect.

     3H. Employment Agreement. The Company shall have entered into agreements (the "Employment Agreement") in the form attached as Exhibit 3H with Hull and the Employment Agreement shall be in full force and effect.

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     3I. Proprietary Information Agreements. The Company shall have entered into agreements (the "Proprietary Information Agreements") in the form attached as
Exhibit 31 with each of Hull, Sherman and Malone, and each of the Proprietary Information Agreements shall be in full force and effect.

     3J. Indemnification Agreements. The Company and each of the Purchaser Directors of the Company nominated by the Purchasers pursuant to the Shareholders Agreement shall have entered into agreements (the "Indemnification Agreements") in the form attached as an exhibit to the Shareholders Agreement, and the Indemnification Agreements shall be in full force and effect.

     3K. Life Insurance. Hull shall have applied for term life insurance in the face amount of $2,000,000 on the life of Hull, naming the Company as beneficiary and with coverage and other terms acceptable to the Purchasers. Prior to the First Closing and at all times thereafter, the Company and Hull shall have used reasonable best efforts to obtain such insurance. Such insurance policy shall be in full force and effect at each Subsequent Closing.

     3L. Adoption of 1994 Stock Option Plan. At or prior to the First Closing, the Company shall have adopted, and the shareholders of the Company shall have approved, an incentive stock compensation plan in form and substance satisfactory to the Purchasers (the "1994 Stock Option Plan"), and the 1994 Stock Option Plan shall be full force and effect and shall not have been modified or amended.

     3M. Financing Commitment. At or prior to the closing, the Company shall have received a commitment letter (the "Heller Commitment") from Heller Financial, Inc. ("Heller") in form and substance satisfactory to the Purchasers setting forth the terms upon which Heller will provide to the Company a line of credit of up to $15,000,000 for the acquisition of monitoring contracts in the Company's account purchase program and to provide working capital for the Company, and the Heller Commitment shall not have been modified, amended, terminated or withdrawn.

     3N. Sale of Preferred Stock to Each Purchaser. The Company shall have sold to each Purchaser the Preferred Stock indicated on the Schedule of Purchasers to be' sold to such Purchaser at such Closing.

     3O. Consents: Regulatory Approvals. The Seller and the Company shall have received all consents and approvals of third parties and governmental agencies or licensing authorities necessary in order for the Seller to sell the Assets and enter into and perform its obligations under the Asset Purchase Agreement and for the Company to acquire and hold the Assets, to carry on the business previously conducted by Seller, to issue and sell the Preferred Stock hereunder and to enter into and perform its obligations under this Agreement, the Shareholders Agreement, the Registration Agreement, the Employment Agreement, the Proprietary Information Agreements and the Indemnification Agreements, and such consents and approvals or governmental or regulatory authorization shall not have been withdrawn, rescinded, modified or amended and shall be in full force and effect.

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     3P. Payment of Fees and Expenses. The Company shall have paid to the
Purchasers the expenses required to be paid by the Company pursuant to paragraph 8A that have been incurred on or prior to such Closing, and at the First Closing shall have paid to Austin Ventures the interest accrued on the Bridge Notes through the date of the First Closing.

     3Q. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated herein and all related documents and instruments will be reasonably satisfactory in form and substance to each Purchaser and its counsel.

     3R. Closing Documents. The Company will have delivered to each Purchaser all of. the following documents:

               (i) such documents relating to the transactions contemplated by this Agreement as the Purchasers reasonably may request.

     3S. Waiver of Conditions. If the Purchasers purchase Preferred Stock prior to the fulfillment of any of the conditions set forth in this part 3 without expressly waiving such conditions in writing, the purchase of such Preferred Stock shall constitute only an extension of time for the fulfillment of such conditions and not a waiver thereof, and the Company shall thereafter use its best efforts fulfill each such condition precedent.

     4. Covenants.

     4A. Financial Statements and Other Information. The Company will furnish to each Purchaser (as long as it holds any Underlying Common Stock) and to each holder of at least 10% of the outstanding Underlying Common Stock:

               (i) not later than December 31 of each fiscal year, capital and operating expense budgets, projections of sources and applications of funds and profit and loss projections, in each case for the Company and each of the Subsidiaries for each month of the next succeeding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), all itemized in reasonable detail and prepared by the Company, and any material revisions made in such budgets or projections;

               (ii) as soon as available, but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding fiscal year, in each case, prepared in accordance with GAAP;

               (iii) accompanying the financial statements referred to in clause
     (ii) above, (A) a certificate signed by the chief financial officer of the Company, stating that neither the Company nor any of its Subsidiaries is in default in the performance of any material obligation or agreements or, if any such default exists, specifying the nature and

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     period of existence thereof, and what actions the Company and its
     Subsidiaries have taken and propose to take with respect thereto, and (B) a monthly executive summary signed by the chief executive officer of the Company, setting forth in reasonable detail a discussion of the results of the Company's operations for the month covered by such financial statements and of the operating plan for the following months;

               (iv) as soon as available and in any event within 100 days after the end of each fiscal year, (A) consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and, in each case, comparisons to the preceding fiscal year, all prepared in accordance with GAAP, with an unaudited comparison to the annual budget and projections, and accompanied by (1) an opinion of an independent public accounting firm of recognized national standing selected by the Company's board of directors with the Purchaser Directors concurring, (2) a copy of such firm's annual management letter to the board of directors, and (3) a certificate signed by the chief executive officer of the Company and by the chief financial officer of the Company, stating that there is no Event of Noncompliance in existence and that neither the Company nor any of its Subsidiaries is in material default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof, and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (v) promptly upon receipt thereof, any additional reports, management letters or other written information concerning significant aspects of the Company's operations and financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials furnished to the Purchasers and holders of Underlying Common Stock);

               (vi) promptly (and in any event within three business days) after the discovery or receipt of notice of any material default under any material agreement to which the Company or any of its Subsidiaries is a party or any other material adverse event or circumstance affecting the Company or any Subsidiary (including the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an officer's certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (vii) within ten days after transmission thereof, unless contained in other materials furnished to the Purchasers or holders of Underlying Common Stock, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its shareholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission, any securities exchange, the National Association of Securities Dealers, Inc. or any state securities commissioner or regulatory agency, and copies of all press releases and other statements made available generally by the Company to the

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     public concerning material available generally by the Company to the public concerning material information concerning the Company, the Company's business or its securities;

               (viii) simultaneously with delivery to any lender of the Company copies of all financial statements, information and notices delivered to such lender under any credit agreement which are not otherwise delivered to the Purchasers pursuant to subparagraphs (i) through (vii) above; and

               (ix) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Purchaser or a holder of 10% of the Underlying Common Stock may reasonably request. Each of the financial statements referred to in subparagraphs (ii), (iii) and (iv) will fairly and accurately reflect the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods stated therein subject, in the case of the unaudited financial statements, to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the Company's financial condition, operating results or business prospects).

     4B. Information and Inspection. During normal business hours upon 'reasonable notice, the Company shall permit any authorized representative designated by a holder of Preferred Stock to visit (at its own expense) and inspect any properties of the Company and any Subsidiary, including its books (and to make extracts therefrom), and to discuss its affairs, finances and accounts with the Company's and each Subsidiary's officers, accountants and attorneys.

     4C. Affirmative Covenants. Prior to a Qualified Public Offering, without the prior written consent of the holders of at least a majority of the outstanding Underlying Common Stock, the Company shall, and shall cause each Subsidiary to:

               (i) maintain in full force and effect all leases, permits, licenses, easements and other rights necessary to the operation of the Company's or each Subsidiary's business;

               (ii) maintain its corporate existence and its business; and maintain all equipment and property which is reasonably necessary for the conduct of its business, now or hereafter owned by it, in good repair, working order and condition, reasonable wear and tear excepted, and make any replacements of equipment and property necessary for the successful operation of its business;

               (iii) maintain on all insurable assets now or hereafter owned by it insurance against loss or damage by fire or other casualty to the extent customary with respect to similar assets of companies conducting business similar to the business conducted by it, and to maintain public liability and worker's compensation insurance covering it to the extent customary with respect to companies conducting business similar to the business conducted it;

               (iv) comply in all material respects with all material contracts, franchises, licenses, permits or other agreements or instruments to which it is now or.

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     hereafter a party or by which it or any of its assets are now or hereafter bound, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been established on its books with respect thereto in accordance with GAAP;

               (v) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its respective properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its respective properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its respective books with respect thereto;

               (vi) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its financial condition, operating results or business prospects; and

               (vii) maintain proper books of record and account which fairly represent its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

     4D. Negative Covenants. Prior to a Qualified Public Offering, without the prior written consent of the holders of at least 66-% % of the outstanding Underlying Common Stock, the Company shall not, and shall cause each Subsidiary not to:

               (i) directly or indirectly enter into any lease, agreement, arrangement or other transaction with any Affiliate less favorable to it than those which might be obtained at the time from an unaffiliated third party, unless approved by a majority of disinterested directors;

               (ii) increase by more than 10% per year the annual compensation of any employee of the Company or any Subsidiary whose annual compensation, including salary and bonus, exceeds $80,000 per year;

               (iii) amend the articles of incorporation or bylaws of the Company;

               (iv) issue any capital stock, options, warrants or rights to purchase or acquire capital stock, or any other Equity Securities, other than (A) pursuant to the Company's 1994 Stock Option Plan, or (B) upon conversion of shares of Preferred Stock;

               (v) amend or modify the terms of the Company's 1994 Stock Option Plan or any options granted thereunder;

               (vi) purchase, redeem or otherwise acquire or retire for value any of its capital stock or other Equity Securities or declare or make any dividend or other distribution with respect to any of its capital stock or other Equity Securities (other than a dividend or distribution payable solely in shares of Common Stock), except that this provision shall not prevent the (A) the repurchase by the Company of capital stock from employees at cost pursuant to agreements with such employees approved by the Board of Directors (with the Purchaser Directors concurring), or redemption or repurchase of the Preferred Stock or the declaration or payment of any dividend or other distribution in respect of the Preferred Stock;

               (vii) enter into or amend any material contract, franchise, license, permit or other agreement or instrument, if such contract, franchise, license, permit or other agreement or instrument or amendment would by its terms restrict its performance of any obligation of the Company or any Subsidiary to the Purchasers hereunder or under any agreement or instrument contemplated hereby;

               (viii) sell or dispose of in any manner all or any substantial portion of its properties or assets, liquidate, dissolve or enter into any merger, consolidation or similar transaction;

               (ix) make any capital expenditures exceeding $100,000 in any 12-month period (software development costs capitalized under Financial Account Standards Board Opinion NO. 86 will not be considered to be capital expenditures for this purpose) except for purchases of alarm monitoring contracts in the ordinary course of business;

               (x) acquire any interest in any business entity (whether by a purchase of assets, purchase of stock or other securities, merger or otherwise, or create any subsidiary (other than a wholly owned subsidiary)) except for purchases of alarm monitoring contracts in the ordinary course of business;

               (xi) make loans or advances to or guaranties for the benefit of any Person in an amount more than $10,000 in a single transaction or $50,000 in the aggregate, other than in the ordinary course of business;

               (xii) create, assume, incur or permit to exist, any Lien on any of its assets or properties other than (A) Liens arising pursuant to [SPECIFY CREDIT AGREEMENTS] or any refinancing thereof on substantially the same terms, (B) Liens for taxes not yet due or which are being contested in good faith and for which adequate reserves have been established, (C) deposits or pledges made to secure the payment of utilities or similar services, workers' compensation, unemployment insurance, pensions or social security obligations, (D) interests or title of a lessor under a lease, (E) easements, rights-of-way, restrictions or similar charges not interfering with its ordinary conduct of business, (F) purchase money Liens, or (G) Liens for the acquisition of automobiles; or

               (xiii) prepay any indebtedness of the Company.

     4E. Compliance with Agreements. The Company will perform and observe, and will cause each Subsidiary to perform and observe, all of its material obligations to the Purchasers and the holders of the Underlying Common Stock set forth in this Agreement and the articles of incorporation and bylaws of the Company or such Subsidiary.

     4F. Indemnification. The Company, without limitation as to time, will indemnify each Purchaser and its agents against, and hold each Purchaser and its agents harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys' fees and expenses) (collectively, the "Losses") incurred pursuant to any investigation or proceeding against the Company, any Purchaser or any of their agents arising out of or in connection with this Agreement (or any other document or instrument executed herewith or pursuant hereto), which investigation or proceeding requires the participation of, or is commenced or filed against, one or more of the Purchasers and any of their agents because of this Agreement or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Purchaser or its agents which is finally determined in such proceeding to be primarily and directly a result of such Purchaser's gross negligence or willful misconduct, or Losses incurred by or on behalf of an agent of a Purchaser which are the subject of the Indemnification Agreement, as to which the Indemnification Agreement, rather than this paragraph 4F, shall apply. The Company agrees to reimburse each Purchaser and its agents promptly for all such Losses as they are incurred by such Purchaser and its agents. Each Purchaser agrees to reimburse the Company for any payments made by the Company to such Purchaser pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of such Purchaser. The obligations of the Company to each Purchaser and its agents under this paragraph will be separate obligations. The obligations of the Company under this paragraph will survive any transfer of Underlying Common Stock by any Purchaser and the termination of this Agreement.

     4G. Brokerage. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim for brokerage commissions, finders' fees or similar compensation incurred by the Company in connection with the transactions contemplated by this Agreement.

     4H. Reservation of Common Stock. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock.

     5. Representations and Warranties of the Company. As a material inducement to each Purchaser to enter into this Agreement and to purchase Preferred Stock, the Company represents and warrants to each Purchaser that:

     5A. Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and, except as described in Exhibit 5A, has full power and authority, and ~all licenses, permits and authorizations, necessary to conduct its business and own its properties as presently conducted and owned and as proposed to be conducted and owned, and to carry out the transactions contemplated by this Agreement. Except as described in Exhibit 5A, the Company is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification. The Company has no Subsidiaries and owns no capital stock or other securities of any other entity. Complete and correct copies of the articles of incorporation and bylaws of the Company as in effect immediately prior to the consummation of the transactions contemplated by this Agreement have been delivered to the Purchasers.

     5B. Capitalization of the Company. After giving effect to the issuance and sale of the Preferred Stock (all 4,000,000 shares) and Common Stock pursuant to the Asset Purchase Agreement and this Agreement, the authorized capital stock of the Company will consist of 4,000,000 shares of Series A Preferred Stock, $.01 par value, all of which will be issued and outstanding and owned of record by the Purchasers, and 6,000,000 shares of Common Stock, of which 399,835 shares will be issued and outstanding and owned of record and, to the knowledge of the Company, beneficially as set forth in Exhibit 5B, and a sufficient number of shares of Common Stock will be reserved for issuance upon conversion of the Preferred Stock. When issued as contemplated by this Agreement, the Preferred Stock will be duly and validly issued and fully paid and non-assessable: Shares of Common Stock issued upon conversion of shares of Preferred Stock, when issued, will be duly and validly issued and fully paid and non-assessable. Except for the right of holders of shares of Preferred Stock to convert such shares into shares of Common Stock and except for options granted under the Company's 1994 Stock Option Plan, there are no existing options, puts, calls, warrants, conversion privileges, exchange rights, pledges, Liens, repurchase or redemption rights, profit participation or stock appreciation rights, transfer restrictions or commitments of any character relating to any issued or unissued shares of capital stock of the Company. There are no preemptive or other preferential rights applicable to the issuance and sale of the Company's capital stock. Except for the rights of the Purchasers in the Registration Agreement, the Company has not granted registration rights under the Securities Act with respect to any securities.

     5C. Projections. The projections attached as Exhibit 5C represent a good faith estimate concerning the most probable course of the Company's business for the time specified therein, subject to the assumptions and qualifications noted therein.

     5D. Assets. The Company has good and marketable title to all of the assets described in Exhibit 5D as being owned by it, free and clear of all Liens, except those described in Exhibit 6C.

     5E. Government Approvals: Consents. Except as set forth in Exhibit 5E, the Company is not required to obtain any order, consent, license, permit approval or authorization of, or required to make any declaration or filing with, any governmental agency or licensing authority or other person in connection with the negotiation, execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Preferred Stock to the Purchasers or any other transaction contemplated in this Agreement.

     5F. Other Agreements. None of the current officers of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, which materially and adversely affect the business or operations of the Company or the right of the Company or any such person to participate in the affairs of the Company.

     5G. Brokers. None of the current officers of the Company has dealt with any broker, finder, commission agent or other similar person in connection with the offer and sale of the Preferred Stock by the Company to the Purchasers, or the transactions contemplated by this Agreement, and none of the current officers of the Company is under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

     5H. Disclosure. To the knowledge of the current officers of the Company, there is no fact relating to the Company or the transactions contemplated by this Agreement known to the current officers of the Company which materially and adversely affects the business, operations, or condition of the Company or any of its properties, or the rights of the Purchasers therein, which has not been set forth in this Agreement, an exhibit attached to this Agreement or the other written materials furnished to the Purchasers in connection with the transactions contemplated by this Agreement.

     6. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and, in the case of an individual, includes any relative or spouse of such person, or any relative of such spouse, who has the same home as such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     "Board of Directors" means the board of directors of the Company.

     "Common Stock" means the Company's Common Stock, $.01 par value per share.

     "Equity Securities" means any capital stock or any security convertible, with or without consideration, into capital stock, or carrying any option warrant or right to subscribe to, purchase or acquire capital stock, or any such option, warrant or right.

     "Lien" means any security interest, pledge, bailment, mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), encumbrance or other similar arrangement or interest in real, personal or mixed property (tangible or intangible, and wherever located).

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     "Purchaser Director" means a Person serving as a director of the Company as the designee or nominee of the Purchasers pursuant to the Shareholders Agreement.

     "Qualified Public Offering" means a Qualified Public Offering as defined in the Articles of Amendment.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

     "Subsidiary" means (i) any corporation more than 50% of the outstanding voting securities of which are owned by the Company or any Subsidiary, directly or indirectly, or (ii) a partnership in which the Company or any Subsidiary holds a general partnership interest sufficient to enable it to direct the management and policies.

     "Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock, and (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any Person who holds Preferred Stock will be deemed to be the holder of the Underlying Common Stock issuable upon conversion of the Preferred Stock regardless of any restriction on the conversion of the Preferred Stock. As to any particular shares of Underlying Common Stock, such shares will cease to be Underlying Common Stock when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

     7. Miscellaneous.

     7A. Expenses; Fees. The Company agrees to pay and hold each Purchaser and all holders of the Preferred Stock harmless from and against any liability for the payment of (i) the reasonable fees and expenses of their special counsel, Jenkens & Gilchrist, arising in connection with the negotiation and execution of this Agreement, the Asset Purchase Agreement and the consummation of the transactions contemplated hereby, which shall be payable at the Closing;. (ii) the reasonable fees and expenses incurred by them with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Shareholders Agreement, the Registration Agreement, the Employment Agreement, the Proprietary Information Agreements or the Indemnification Agreements or the other agreements contemplated hereby; (iii) the reasonable fees and expenses incurred by them with respect to the enforcement of the rights granted under this Agreement and the other agreements contemplated hereby; (iv) transfer taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of the Preferred Stock; and (v) the fees and expenses reasonably incurred by them in any filing with any governmental agency with respect to its investment in the Company or in any other filing with any governmental agency with respect to the Company that mentions such Person. At the First Closing, the Company shall pay an investment advisory fee of $150,000 to AVP Management Services, Inc.

     7B. Remedies; Waivers. Each holder of Underlying Common Stock will have all rights and remedies set forth in this Agreement, the certificate of incorporation and bylaws of the Company and the Shareholders Agreement and all of the rights and remedies that such holders have been granted at any time under any other agreement or contact or that the Purchasers have under any law. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach or any provision of this Agreement and to exercise all other rights granted by law or at equity. No delay or omission by a holder of Underlying Common Stock in exercising any right or remedy hereunder shall impair such right or remedy or constitute a waiver of any default hereunder or an acquiescence therein. Every right and remedy given by this Agreement or by law or equity to a holder of Underlying Common Stock may be exercised from time to time and as often as may be deemed expedient, by such holder.

     7C. Purchasers' Investment Representations. Each Purchaser severally represents and warrants to and for the benefit of the Company, each Purchaser acknowledging that the Company will rely hereon in assessing compliance with legal matters, that it is acquiring the Preferred Stock purchased hereunder for investment for its own account with the present intention of holding such Preferred Stock for purposes of investment and that it is an 'accredited investor" as that term is defined in Rule 501 under the Securities Act and that it has no intention of selling the Preferred Stock in a public distribution in violation of federal or applicable state securities laws; provided, that nothing contained herein shall prevent the Purchasers and subsequent holders of Preferred Stock from transferring Preferred Stock in compliance with the Shareholders Agreement. Each certificate for Preferred Stock will bear legends to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURI11ES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION AND A VOTING THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 20, 1994 AMONG THE COMPANY AND CERTAIN SHAREHOLDERS. A COPY OF THE SHAREHOLDERS AGREEMENT AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITFEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE."

     7D. Confidentiality. Each Purchaser agrees to maintain as confidential any non-public information regarding the Company which it receives pursuant to its rights under this

Agreement, provided that each Purchaser may disclose any such information which is (i) required by . law, rule or regulation to be disclosed, (ii) compelled by judicial or administrative order, deposition, subpoena or other legal process to be disclosed, (iii) authorized by the Company to be disclosed, or (iv) generally known to and available for use by the public other than as a result of such Purchaser's acts or omissions to act. Notwithstanding the foregoing, in connection with a proposed sale of securities of the Company by a Purchaser, such Purchaser may disclose solely to a prospective purchaser such material non-public information in its possession which is required by law, rule or regulation to be disclosed if (a) such sale is a private transaction pursuant to which such information will remain non-public and (b) the purchaser of such securities agrees in writing to be bound by the provisions of this paragraph 7D. Each Purchaser will give prompt written notice to the Company of any disclosure by such Purchaser pursuant to (i) or (ii) above.

     7E. Amendments; Consent. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of the holders of at least a majority of the issued and outstanding shares of Underlying Common Stock. No course of dealing between or among the Company and the holders of Underlying Common Stock or any delay in exercising any rights hereunder shall operate as a wavier of any rights of any holder of Underlying Common Stock. If the Company pays any consideration to any holder of Underlying Common Stock for such holder's consent to any amendment, modification or waiver hereunder, the Company shall also pay each other holder of Underlying Common Stock granting its consent hereunder equivalent consideration computed on a pro rata basis.

     7F. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties or on their behalf.

     7G. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of shares of Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Underlying Common Stock. Other than by operation of law, the Company shall not make any assignment or transfer of any of its or his rights or obligations hereunder without the prior written consent of each of the Purchasers.

     7H. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     7I. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7J. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telex, facsimile transmission, telegram or overnight delivery service, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each party at the address indicated below:

To the Company:   AV Alarm, Inc.
                  12801 Stemmons Freeway
                  Suite 821
                  Dallas, Texas 75234
                  Facsimile: (214) 484-1393
                  Attn: James R. Hull

To Purchasers to their addresses set forth on the Schedule of Purchasers,

With a copy to:   Jenkens & Gilchrist,
                  A Professional Corporation
                  2200 One American Center
                  600 Congress Avenue
                  Austin, Texas 78701
                  Facsimile: (512) 404-3520
                  Attn: William R. Volk

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     7K. Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     7L. Further Assurances. Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

     7M. Understanding Among the Purchasers. The determination of each Purchaser to purchase shares of Preferred Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company that may have been made or given by any other Purchaser. In addition, it is acknowledged by each Purchaser that no Purchaser has acted as an agent of any other Purchaser iii connection with making its investment hereunder and that no Purchaser will be acting as an agent of any other Purchaser in connection with monitoring its investment hereunder.

     7N. Other Interests. Except to the extent specifically restricted under this Agreement, it is specifically understood and agreed that any Purchaser may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, whether such ventures are competitive with the Company and the Subsidiaries or otherwise, and none of the Company, the Subsidiaries nor any other Purchaser shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom.

     7O. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     7P. Contractual Preemptive Rights. If prior to a Qualified Public Offering, the Company shall issue any Equity Securities, each holder of Underlying Common Stock shall be entitled to purchase the portion of such Equity Securities to be issued necessary in order that the. aggregate shares of Common Stock and Underlying Common Stock held by such holder constitute the same percentage of all Common Stock (assuming, in each case, the conversion, exercise or exchange of all outstanding Equity Securities, including outstanding Equity Securities held by such holder) after the issuance of such Equity Securities as before the issuance thereof; provided, however, that such preemptive right shall not apply to (a) issuances of Equity Securities to employees of the Company as and to the extent permitted by paragraph 4D(iv), (b) issuances of Equity Securities upon the conversion, exercise or exchange of other Equity Securities to which the preemptive rights granted hereunder were applicable, (c) issuances of Equity Securities in connection with an exercise of the preemptive rights granted hereunder, or (d) issuances of Preferred Stock pursuant to this Agreement or issuances of Common Stock or other Equity Securities as a dividend or other distribution with respect to the Preferred Stock or upon conversion of the Preferred Stock. The price of securities which each holder becomes entitled to purchase by reason hereof shall be the same price at which such securities are offered to others. A holder of Underlying Common Stock may exercise his or its right under this paragraph 7P to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within 15 days after receipt of notice from the Company (which notice by the Company shall be given at least 20 days before the issuance of the Equity Securities) stating the amount of Equity Securities it intends to issue and the price and characteristics thereof. The holder shall pay such purchase price in cash or by check; provided, however, that if the Company is indebted to such holder, the holder shall be entitled, at the holder's sole option, to credit against the purchase price all or any portion of the Company's indebtedness to such holder which is then due (accrued and unpaid dividends on the Preferred Stock shall be deemed to be indebtedness for purposes of such credit). A holder's contractual preemptive rights hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time such holder shall be treated for all purposes as the record holder of the Equity Securities, as the case may be. As promptly as practicable (and in any event within ten days) on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of Equity Securities together with cash for any fraction of a share or portion of an Equity Security at the purchase price to which the holder is entitled hereunder.

                                *       *       *

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first written above.

                                   COMPANY:

                                   AV Alarm, Inc.


                                   By: /s/ James R. Hull
                                       -----------------------------------------
                                       James R. Hull
                                       President


                                   PURCHASERS:

                                   Austin Ventures Ill-A, L.P.


                                   By AV Partners III, L.P.,
                                   Its General Partner


                                   By: /s/ Blaine F. Wesner
                                       -----------------------------------------
                                       Blaine F. Wesner
                                       Authorized Signatory


                                   Austin Ventures Ill-B, L.P.

                                   By AV Partners III, L.P., Its General Partner Its General Partner


                                   By: /s/ Blaine F. Wesner
                                       -----------------------------------------
                                       Blaine F. Wesner
                                       Authorized Signatory

                             SCHEDULE OF PURCHASERS


                            Series A Preferred Stock
                            ------------------------


                                           Purchase
             Name               Shares       Price
             ----             ---------   ----------
Austin Ventures III-A, L.P.   1,084,200   $1,084,000
1300 Norwood Tower
114 West Seventh Street
Austin, TX 78701
Facsimile: (512) 476-3952
Attn: Blame F. Wesner

Austin Ventures 111-B, L.P.     915,800      915,800
1300 Norwood Tower
114 West Seventh Street
Austin, TX 78701
Facsimile: (512) 476-3952
Attn: Blame F. Wesner

               Totals         2,000,000    2,000,000